Exhibit 99.1

                                Press Release

                                                Contact:  Phillip W. Gerber
                                                          President and Chief
                                                           Executive Officer
                                                          1-419-562-7055


       COMMUNITY INVESTORS BANCORP, INC. REVISES TERMS OF PREVIOUSLY
                        ANNOUNCED REVERSE STOCK SPLIT

Bucyrus, Ohio (May 27, 2005) - Community Investors Bancorp, Inc. (the "Company") (Nasdaq:CIBI), announced today that its board of directors has revised the terms of its previously announced reverse stock split. The revised plan will involve a 1 for 300 reverse stock split. The Company had previously announced that the reserve stock split would be based on a 1 for 225 formula. Phil Gerber, the Company's President and Chief Executive Officer, commented that "Upon further review of the terms of the proposed going private transaction, the Company determined it was advisable to modify the stock split formula.
All other terms of the previously announced transaction remain unchanged.
The Company continues to be committed to pursuing the going private transaction."

At March 31, 2005, Community Investors Bancorp, Inc. reported total assets of $122.8 million, total liabilities of $109.8 million, including total deposits of $83.5 million and total stockholders' equity of $13.0 million.

First Federal Community Bank of Bucyrus has served the Bucyrus and Crawford County area since 1888. The Company currently has four office locations plus a free-standing ATM facility in Crawford County.